                                   Exhibit 12


Compuware and Viasoft, Inc. to Respond to Department of Justice Request

FARMINGTON HILLS, Mich., Aug. 4, 1999 (PRNewswire) -- Compuware Corporation (Nasdaq: CPWR) and Viasoft, Inc. (Viasoft) (Nasdaq: VIAS) today announced they have received a request for additional information and documents by the Antitrust Division of the United States Department of Justice (DOJ). The request was made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in conjunction with Compuware's ongoing tender offer for Viasoft. The Companies are studying the DOJ request and plan to respond. Compuware's tender offer for Viasoft remains open until August 19, 1999, unless otherwise extended.

Press Contacts:

Christopher M. F. Norris, Director, Corporate Communications and Investor Relations, Compuware Corporation, 248-737-7506.

Mark Schonau, Senior Vice President of Finance and Administration, Viasoft, 602-808-1096.

Information Agent for the Tender Offer Innisfree M&A Incorporated, 888-750-5834.




                                       4